Exhibit 99.4

FOR IMMEDIATE RELEASE

CONTACT
Gregory Hughes
Chief Financial Officer
(212) 594-2700

SL GREEN REALTY CORP., SITQ GROUP & SEB IMMOBILIEN-INVESTMENT GMBH
SELL ONE PARK AVENUE FOR $550 MILLION

New York, NY, January 30, 2007 — A joint venture of SL Green Realty Corp. (NYSE: SLG), SITQ Group, a subsidiary of Caisse de dépôt et placement du Québec, and SEB Immobilien-Investment GmbH, today announced that it is selling One Park Avenue for $550 million, or $602 per square foot.

SL Green expects to receive approximately $108 million in proceeds from the sale, a substantial portion of which will represent an incentive distribution under its joint venture arrangement with SEB.  The proceeds will be utilized in a tax efficient 1031-exchange to acquire certain assets from Reckson Associates Realty Corp.

The approximately 913,000 square foot, 20-story office property was acquired by SL Green in January of 2001 for $233 million and recapitalized in May 2001 with SITQ Group as a joint venture partner.  In May of 2004, following an extensive repositioning campaign that reinvigorated its 1920’s flair and drastically improved the tenant amenities, SL Green and SITQ Group sold a 75% joint venture interest to Credit Suisse who subsequently sold its interest to SEB.  Following the Credit Suisse transaction, SL Green retained a 16.7% interest in the property and it retained the responsibility of leasing and managing the property, while SITQ Group retained a 8% interest.

“Our ownership activity at One Park Avenue epitomizes SL Green’s superior ability to unlock embedded value for both our partners and shareholders,” stated Marc Holiday, President & Chief Executive Officer of SL Green Realty Corp.  “Upon the completion of this sale, through our ownership at One Park Avenue alone, we will have generated sizable gains for our partners in addition to substantial free cash flows for our highly active reinvestment program.”

Located on Park Avenue South between 32nd and 33rd Streets, the 20-story commercial office building boasts immediate access to Grand Central, Penn Station and major subway stations.  In 2006, SL Green signed new leases totaling over 90,000 square feet at One Park Avenue with upscale operator of health clubs and spas, Equinox Fitness Clubs and Clarins.  Other noteworthy tenants at One Park Avenue include Coty, Inc., New York University Hospitals and Segal Company.

Darcy Stacom and William Shanahan of CB Richard Ellis represented the joint venture in the transaction.

The transaction is expected to close in the first quarter of 2007.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company is the only publicly held REIT that specializes exclusively in this niche.  As of December 31, 2006, the Company owned 28 office properties totaling 19.0 million square feet. The Company’s retail space ownership totals 296,000 square feet at eight properties.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.